EXHIBIT 99.1  —  PRESS RELEASE  DATED AUGUST 21, 2002

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller,

Vice President,  Investor Relations

and Assistant Treasurer

(612) 376-3030

BEMIS TO SELL PRESSURE SENSITIVE MATERIALS BUSINESS TO UPM-KYMMENE AND ACQUIRE UPM-KYMMENE’S WALKI FILMS BUSINESS

MINNEAPOLIS, MN, August 21, 2002 — Bemis Company, Inc. (NYSE: BMS) announced today that it has reached an agreement to sell its global pressure sensitive materials business (known as “MACtac”) to UPM-Kymmene (NYSE: UPM) for $420 million.  In a separately negotiated transaction, Bemis has reached an agreement to acquire the Walki Films division of UPM-Kymmene for $70 million.

MACtac recorded global net sales of $491 million in 2001.  The sale of MACtac includes all elements of Bemis’ global pressure sensitive materials business including manufacturing facilities in Columbus, Indiana; Hopkins, Minnesota; Nellis, Nevada; Stow, Ohio; Scranton, Pennsylvania; Soignies, Belgium; and San Luis Potosi, Mexico. UPM-Kymmene is one of the leading paper companies in the world, focused on printing papers, wood products, and converting materials, including its existing international pressure sensitive materials subsidiary, Raflatac. The sale price for the MACtac transaction will be $420 million in cash, or approximately 8 times 3 year average EBITDA and 11 times EBITDA reported for the 12 months ended June 30, 2002.

Walki Films is a major European manufacturer of packaging films, specializing in high barrier vacuum and modified atmosphere packaging used primarily for packaging meat, cheese, and other fresh foods.  With annual sales of about $120 million, Walki Films will more than double the current level of Bemis’ flexible packaging sales in Europe.  The acquisition price will be $70 million in cash, approximately 6 times 2001 EBITDA, and operating results are expected to be immediately accretive to earnings per share.  As part of Bemis Company, Walki Films will continue to operate from their manufacturing plants in Valkeakoski, Finland and Epernon, France.

Commenting on these pending transactions, Jeffrey Curler, President and CEO of Bemis Company, Inc. said, “Today’s announcement represents an opportunity for our MACtac business to be part of UPM-Kymmene’s broad line of converting material products and signals a bright future for the MACtac business and employees.  The sale of this business segment will allow us to focus all of our resources on our flexible packaging business and pursue the significant growth opportunities that we see in those markets.  The addition of Walki Films will match up well with our strategy to broaden our product offering to the European meat and cheese marketplace. Walki Films will enhance our market size and, with their nylon technical capabilities, give us the opportunity to introduce our North American products to Europe.”

The transactions, which are subject to customary closing conditions and regulatory approval, are structured such that each transaction is not conditioned upon the closing of the other.  Transfer of ownership is expected during the fourth quarter of 2002.

Bemis Company, Inc. will Webcast an investor telephone conference regarding these transactions this morning, August 21st, at 9 a.m., Eastern daylight time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company had 2001 sales of $2.3 billion.  The Company has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting, and pressure sensitive adhesive technologies.  Based in Minneapolis, Minnesota, the Company employs 11,000 individuals in 49 manufacturing facilities in 8 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical are considered “forward-looking” and are subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10–K for the year ended December 31, 2001.